Exhibit 10.16


The Directors
Invu Services Limited
Unit P1
Blisworth Hill Farm
Stoke Road
Blisworth
Northamptonshire
NN7 3DB




13 December 1999



Dear Sirs

We are pleased to continue to make available an overdraft facility to you, Invu Services Limited, subject to the terms and conditions as set out in our facility letter dated 23 June 1999, except as amended below:

1     LIMIT

      The Limit will be (pound)300000 (Three hundred thousand pounds).

2     SECURITY

      The security listed in the attached schedule is to be held.

      You will have to pay to us all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty, taxes and other charges, and registration costs incurred or charged by us in connection with the negotiation, preparation, investigation, administration, supervision or enforcement of your overdraft facility, the facility letter (as amended), or any security. We will debit these costs to your account and tell you the amount of these costs before we do so.

3     FEES

      There will be an arrangement fee of (pound)3000 for you to pay. This will be debited to your account in instalments. (i.e. (pound)1500 when we have received your acceptance and (pound)1500 at the end of January 2000).


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The increased  Limit will be available  when we have  received  your  acceptance together with a copy, certified by the Chairman and Secretary, of a board resolution of the Directors in a form acceptable to us, approving the increased overdraft facility.

Without prejudice to the terms and conditions of our facility letter (as amended) your overdraft facility is due for review in January 2000.

If you wish to accept the revised terms and conditions relating to your overdraft facility as set out in this letter please sign and return the enclosed copy of this letter.


Yours sincerely,

/s/

B E Hocken
Senior Business Banking Manager
For and on behalf of HSBC Bank plc

SECURITY SCHEDULE

Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future given by Invu Services Limited.

Unlimited Multilateral Company Guarantee given by Invu Services Limited and Invu plc and Invu International Holdings Limited to secure all liabilities of each other. Supported by:

         Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future given by Invu plc.

         Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future given by Invu International Holdings Limited.

Guarantee for (pound)40000 to secure all liabilities of Invu Services Limited given by Peter Fraser.

Guarantee for (pound)12500 to secure all liabilities of Invu Services Limited given by David Morgan.

Guarantee for (pound)2500 to secure all liabilities of Invu Services Limited given by David Morgan.

Guarantee for (pound)300000 to secure all liabilities of Invu Services Limited given by Peter Fraser and Vertical Investments Limited.

Letter of Comfort to be given by Invu Inc. in respect of banking facilities made available to Invu Services Limited by the bank.

Authority over Third Party Deposits given by David Morgan over monies deposited with the bank from time to time.